Exhibit 99.1

FOR IMMEDIATE RELEASE

A. SCHULMAN REVISES FULL-YEAR FISCAL 2016 ADJUSTED EARNINGS GUIDANCE

AKRON, Ohio - March 14, 2016 - A. Schulman, Inc. (Nasdaq-GS: SHLM), a leading international supplier of high-performance plastic compounds, composites, powders and resins, today announced that the Company has lowered its full-year fiscal 2016 adjusted earnings guidance to be in the range of $2.40 to $2.45 per diluted share, on a preliminary basis.

“We are extremely disappointed with our preliminary view of second quarter results which is expected to yield adjusted earnings of approximately $0.25 to $0.30 per share on a diluted basis,” stated Bernard Rzepka, President and Chief Executive Officer. “First, the business teams have been focused on correcting the previously disclosed Lucent quality matter, which again had a negative financial impact and the teams have been diverted away from planned growth initiatives. While we are making progress in resolving this issue, we anticipate the financial impact from Lucent to continue into the second half. Second, in both our Citadel and legacy businesses we experienced weakness driven by the lower oil price environment which impacted sales volumes in some markets we serve. Although the weakness will continue until the global oil environment recovers, we believe that the demand for our products has stabilized albeit at a reduced level. Finally, we were negatively impacted by the continuing global economic slowdown. While we executed additional cost out actions in the first half, these savings were not sufficient to offset the above-mentioned factors.”

Mr. Rzepka noted that the Company has devoted additional resources toward both accelerating the recognition of synergy and restructuring benefits, as well as broadening the scope of the "Manufacturing for Success" productivity program which will benefit the second half of the fiscal year. Historically, the Company’s second half has generated stronger earnings than the first half of its fiscal year, and this year it will be more pronounced given the timing of acquisition related synergies including plant closures. While the long-term value of the Citadel acquisition remains intact, the near term impact of the Lucent quality issue and the current oil price climate will be challenging to overcome, and therefore the Company does not anticipate the acquisition to be accretive until fiscal 2017.

When A. Schulman releases its second-quarter results for fiscal 2016 after market close on April 5, 2016, the Company will provide additional insight into the factors impacting its near-term results, an update on Lucent and the Company’s legal options related to the Citadel acquisition.

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio. Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements. The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports, leisure & home, custom services and others. The Company employs approximately

5,000 people and has 58 manufacturing facilities globally. A. Schulman reported net sales of approximately $2.4 billion for the fiscal year ended August 31, 2015. Additional information about A. Schulman can be found at www.aschulman.com.
Cautionary Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that could cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•
worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•
volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•
uncertainties and unanticipated developments regarding contingencies, such as pending and future litigation and other claims, including developments that would require increases in our costs and/or reserves for such contingencies;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations;

•
integration of acquisitions, including most recently Citadel, with our existing business, including the risk that the integration will be more costly or more time consuming and complex or simply less effective than anticipated;

•	our ability to achieve the anticipated synergies, cost savings and other benefits from the Citadel acquisition;

•	substantial time devoted by management to the integration of the Citadel acquisition; and

•
failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company's business, financial condition and results of operations.
SHLM_ALL
Media and Investors in United States
Jennifer K. Beeman
Vice President, Corporate Communications & Investor Relations
A. Schulman, Inc.
3637 Ridgewood Road
Fairlawn, Ohio 44333
Tel: +1 330-668-7346
Email: Jennifer.Beeman@aschulman.com
www.aschulman.com